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Independent Registered Public Accounting Firm's Consent

The Board of Directors and Stockholders of
Electric & Gas Technology, Inc. and Subsidiaries
Dallas, Texas

We consent to the use and inclusion in this Form SB-2 Registration Statement of our report dated November 14, 2005 with respect to the consolidated financial statements of Electric & Gas Technology, Inc. and Subsidiaries at July 31, 2005 and for each of the years in the two-year period ended July 31,2005.

We also consent to the reference to our Firm under the caption "Experts" in the Registration Statement.

/s/ Turner, Stone & Company, L.L.P.
Turner, Stone & Company, L.L.P.
Certified Public Accountants Dallas, Texas
May 30, 2006

Turner, Stone & Company, L.L.P.
Accountants and Consultants
12700 Park Central Drive, Suite 1400
Dallas, Texas 75251
Telephone: 972-239-1660/ Facsimile: 972-239-1665
Web site: turnerstone.com